Exhibit 99.1

j2 Global Completes Private Placement of $650 Million Senior Unsecured Notes

LOS ANGELES - j2 Global, Inc. (NASDAQGS:JCOM) (“j2 Global”) and its subsidiary, j2 Cloud Services, LLC (“j2 Cloud”), today announced that j2 Cloud and j2 Cloud Co-Obligor, Inc. have completed the issuance of $650 million aggregate principal amount of its 6.000% Senior Notes due 2025 (the “Notes”) in a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will pay interest at the rate of 6.000% per annum, and are to be guaranteed on an unsecured basis by certain of j2 Cloud’s wholly-owned restricted subsidiaries.

j2 Cloud estimates that the net proceeds from such offering will be approximately $636.4 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. j2 Cloud intends to use the net proceeds from the offering to redeem all of its outstanding 8.000% Senior Notes due 2020, to distribute sufficient net proceeds to j2 Global to pay off all amounts outstanding under j2 Global’s existing credit facility and, to the extent any proceeds remain thereafter, for general corporate purposes, which may include acquisitions.

The Notes and the related guarantees were issued only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States only to non-U.S. persons pursuant to Regulation S. The Notes and the related guarantees have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the senior notes offering. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including market and other conditions and, with respect to the proposed use of proceeds, the availability of acquisition targets on acceptable terms or at all. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors described in j2 Global’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time by j2 Global with the SEC. Although management’s expectations may change after the date of this press release, j2 Global and j2 Cloud undertake no obligation to revise or update these statements.

j2 Global, Inc.

Laura Hinson, 800-577-1790

Laura.hinson@j2.com